                                          EXHIBIT EX-12


        TRANSAMERICA CORPORATION AND SUBSIDIARIES
    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                      Nine Months Ended
                                        September 30,
                                      1994         1993
                                     (Dollar amounts in
                                          millions)
Fixed charges:
  Interest and debt expense          $413.3       $388.7
  One-third of rental expense          24.0         21.4
                                     ______       ______
    Total                            $437.3       $410.1
                                     ======       ======
Earnings:
  Consolidated income from
    continuing operations            $314.3       $351.4
  Provision for income taxes          182.7         81.9
  Fixed charges                       437.3        410.1
                                     ______       ______
    Total                            $934.3       $843.4
                                     ======       ======

Ratio of earnings from continuing
  operations to fixed charges          2.14         2.06
                                       ====         ====